Exhibit 10.4

FARMOUT AGREEMENT
STATE OF TEXAS	)
)
COUNTY OF CALHOUN	)

THIS AGREEMENT is entered into by and among TEXEN OIL & GAS, INC., whose address is 10603 Grant Road, Suite 209, Houston, Texas 77070 (hereinafter collectively referred to as "Farmor") and ESTRELLA DRILLING FUND, L.P., whose address is 9521 Westheimer, Suite 160, Houston, Texas 77063 (hereinafter referred to as "Farmee").

1. Stated Purpose. The stated purpose of this Agreement will be to set forth the terms and conditions by which Farmee will earn the right to receive an assignment of all of Farmor's right, title and interest in and to that certain oil, gas and mineral lease covering lands situated within the geographical parameters of the Appling SE Field, Calhoun County, Texas, and being further described in Exhibit "A" and Exhibit "B" attached hereto and made a part hereof for all purposes (the "Farmout Acreage").

2. Farmee's Commitments. The following terms and conditions constitute preconditions which must be met by Farmee prior to giving rise to any obligations on the part of Farmor under the terms of this Agreement.

2.1 Drilling Obligation. Farmee, at its sole risk and expense (including title and curative matters) will commence actual operations for the reentry and recompletion of the Trull Heirs #1 Well ("Initial Test Well") located upon the Farmout Acreage on or before 60 days after this Farmout Agreement date in order to attempt to restore production in paying quantities from the Melbourne sand packages which are defined by electric log analysis between the depths of 8,302 feet to 8,330 feet and 8,260 feet through 8,275 feet in the Trull Heirs #1 Well drilled by Hawkins & Company in the Appling SE Field of Calhoun County, Texas.

2.2 Insurance. At least five (5) days prior to commencement of workover operations, Farmee will furnish to Farmor proof of insurance in amounts acceptable to Farmor, and naming Farmor as co-insured.

2.3 Well Data. Farmee will provide Farmor copies of all daily drilling reports and all data obtained in connection with the operations, including, but not limited to, all title opinions, logs, cores or cuttings.

2.4 Indemnity. Farmee will comply with all of the terms and conditions contained in the lease covering the Farmout Acreage and all of the rules and regulations promulgated by the Railroad Commission of Texas, and shall indemnify and hold harmless Farmor from and against any and all claims or causes of action, of any kind or character, asserted by anyone in connection with Farmee's operations upon the Farmout Acreage.

3. Rights Earned and Reversionary Interest After Payout. In the event of commercially successful operations by Farmee, it will have earned from Farmor the right to an assignment of all of Farmor's right, title and interest in and to the Farmout Acreage subject to a depth limitation of 100 feet below the deepest producing formation. Said assignment shall deliver to Farmee a Seventy-Five Percent (75%) net revenue interest in and to the Farmout Acreage. Upon payout of the Initial Test Well, on its Substitute, Farmor shall revert to a Twenty-Five Percent (25%) working interest owner in the well with no additional burdens or encumbrances being placed on Farmor's reversionary interest after payout by the Farmee. "Payout", for purposes of this Agreement, shall be defined as that point in time where the cumulative amount of production revenue attributable to Farmee's working interest in the Initial Test Well, or its substitute, drilled on the Farmout Acreage, after deducting Lessor's royalty; all existing overriding royalty and other burdens of record; production, severance and any other taxes, shall equal one hundred percent (100%) of the total cost of the drilling, completing, equipping, operating and producing of the Initial Test Well, or its substitute, including title opinions, consulting fees, or other expenses paid by the Farmee to develop the Farmout Acreage as a prudent operator. Once payout is achieved, Farmor shall be responsible for their proportionate costs which may be associated with the operation or reworking of the well as to the reversionary interest defined herein. Should the Initial Test Well, its Substitute, or any subsequent well drilled on the Farmout Acreage result in a dry hole or be incapable of commercial production, Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas.

4. Gulf Coast or Mechanical Conditions. If prior to reaching Total Depth, the Farmee encounters water flow, loss of circulation, excessive pressure, cavities, caprock, salt or salt dome material, heaving shale or any other impenetrable substances or conditions which would in the opinion of a prudent operator, render further drilling impractical, Farmee shall have the option of commencing operations for a Substitute Well within a period of Sixty (60) days in order to keep this Agreement in full force and effect, provided Farmee has paid for all drilling and reworking costs associated with the Initial Test Well plus the cost to plug and abandon said well. Said Sixty (60) day period of time shall commence from point in time when the Initial Test Well is plugged and abandoned.

5. Operating Agreement. All operations conducted by Farmee on the Farmout Acreage shall be conducted and subject to a mutually acceptable Joint Operating Agreement ("JOA") naming Chief Operating Company, as Operator. Both Farmor and Farmee shall be a party to said JOA and such JOA shall control all operations on the Initial Test Well, or its Substitute, and any subsequent operations conducted on the Farmout Acreage. Should the terms and provisions of the JOA be in conflict with the provisions of this Agreement, then, as between the parties hereto, this Agreement shall prevail.

6. Subsequent Operations. Should Farmee drill the Initial Test Well, or its Substitute, to total depth as defined in Article 2.1 herein, Farmee shall have to continuing right to drill or rework additional wells on the Farmout Acreage as long as Farmee commences operations on the Farmout Acreage within a period of Sixty (60) days after completion of the previous well, should such well be a commercial producer, or within a period of Sixty (60) days of the plugging and abandonment of the previous well, should such well be drilled as a dry hole. "Operations" are herein defined as the good faith effort by Farmee to make ready the location for the drilling of a subsequent well and to continue operations as any reasonably prudent operator would drill under the same or similar circumstances. Should production cease or lapse on the Farmout Acreage, this Agreement shall terminate unless Farmee conducts drilling or reworking operations with no cessation of more than Sixty (60) consecutive days in a good faith effort to restore the production of oil and gas substances in paying quantities on the farmout Acreage. As long as there is production of oil and gas substances in paying quantities from the Farmout Acreage, this Agreement shall continue in full force and effect. Each subsequent well drilled by Farmee on the Farmout Acreage shall be burdened with Farmor's reversionary interest after payout as defined in Article 3 herein.

7. Accounting. Farmee will maintain a payout account for the benefit of Farmor and will provide Farmor a monthly accounting setting forth total production of any well(s) on the Farmout Acreage and proceeds of production paid by the purchaser thereof.

8. Direct Payment. Farmor shall be entitled to receive direct payment of proceeds of oil and/or gas attributable to its reversionary interest after payout. Farmee agrees to execute and deliver such documents as may be requested or required by Farmor or purchaser of production to entitle Farmor to receive such payment from the purchaser of hydrocarbons.

9. Farmor's Commitment.

9.1 Assignment. Subject to Farmee's full compliance with the terms set forth in Article 2 and Article 3 hereinabove, Farmor agrees to execute and deliver to Farmee within seven (7) days following its successful commercial completion of the Well(s), an assignment of all of Farmor's right, title and interest in and to the Farmout acreage, being executed without warranty, either express or implied.

10. No Pooling of Farmout Acreage. Farmee may not pool the Farmout Acreage without the express written consent of Farmor, and any attempted pooling without such consent will be void, ab initio.

11. No Assignment of Farmout Acreage. No assignment of this Agreement, or the rights granted hereunder, may be made by Farmee without the express written consent of Farmor, and said express written consent shall not be unreasonably withheld, and any purported assignment shall be void, ab initio.

12. Miscellaneous.

12.1 This Agreement shall be binding upon Farmor and Farmee, their successors and assigns.

12.2 This Agreement shall be construed and enforced in accordance with the laws of the State of Texas and venue conclusively established in Harris County, Texas.

12.3 This Agreement shall not be deemed to create any mining partnership, commercial partnership or other partnership relationship, or joint venture of any kind or character, and the liabilities of each party hereto shall be several and not joint.

12.4 This Agreement embodies all of the terms, covenants and conditions as between the parties and may not be amended except by written instrument duly executed by both Farmor and Farmee.

This Agreement being executed this 1st day of March, 2003.

FARMOR:

TEXEN OIL & GAS, INC.

/s/ R. M. Baker
By: Robert M. Baker
President

FARMEE:

ESTRELLA DRILLING FUND, L.P.

/s/ Michael Sims
By: Michael Sims
General Partner

EXHIBIT "A"

Attached hereto and made a part to that certain Farmout Agreement dated March 1, 2003, by and between TEXEN OIL & GAS, INC., as Farmor, and ESTRELLA DRILLING FUND, L.P., as Farmee.

That certain Oil, Gas and Mineral Lease dated July 2, 2002, by and between Bruce G. Herlin, Cathy G. Hunter, and Cara P. Herlin, Trustees, as Lessor, and Sanka Exploration Company, as Lessee, covering 40 acres, more or less, and recorded in Volume 321, Page 803 of the Deed Records of Calhoun County, Texas. Said 40 acres being more particularly described as follows:

40 acres of land, more particularly described as the East One-Half (E/2) of the Northeast One-Quarter (NE/4) of the Northwest One-Quarter (NW/4) and West One-Half (W/2) of the Northwest One-Quarter (NW/4) of the Northeast One-Quarter (NE/4) of Section 47, all out of the Theodore F. Koch Subdivision in the James Hughson League, Abstract No. 23, in Calhoun County, Texas, as being shown on the attached plat shaded in yellow as Exhibit "B" which is attached hereto and made a part hereof for all purposes.